Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove Chief Financial Officer -or- Lori Novickis Director, Corporate Relations CBIZ, Inc. Cleveland, Ohio (216) 447-9000
CBIZ TO OFFER $85 MILLION CONVERTIBLE SENIOR SUBORDINATED NOTES
NET SHARE SETTLEMENT FEATURE PROVIDES FOR PRINCIPAL TO BE REPAID IN CASH
Cleveland, Ohio (May 22, 2006)—CBIZ, Inc. (NASDAQ: CBIZ) today announced its intention to offer $85 million in aggregate principal amount of Convertible Senior Subordinated Notes due 2026. The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The company also intends to grant the initial purchaser an option to purchase up to an additional $15 million in aggregate principal amount of the Notes.
The company intends to use approximately 50% of the proceeds from the sale of the Notes to repurchase shares of its common stock that may become available from certain institutional buyers of the Notes in connection with their hedging strategies concurrent with the issuance of the Notes. The remaining balance of the proceeds will be used to repay a portion of the $48 million outstanding balance under the company’s $100 million unsecured credit facility or for other general corporate purposes.
The Notes may be converted, under certain circumstances, into cash and, at the company’s election, shares of the company’s common stock at a conversion rate to be determined, subject to adjustment upon certain events. The Notes contain a net settlement feature so that upon conversion, the company will deliver cash equal to the lesser of the aggregate principal amount of Notes to be converted and the company’s total conversion obligation, plus cash or shares of the company’s common stock at the company’s election, for the remainder, if any, of the conversion obligation.
The Notes will rank junior in right of payment with all of the company’s existing and future senior indebtedness. The Notes will bear interest at a fixed rate, payable semiannually, and beginning on June 6, 2011 the company may be required to pay contingent interest under certain circumstances.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007

The Notes may not be redeemed by the company prior to June 6, 2011. Holders of the Notes may require the company to repurchase some or all of the Notes on June 1, 2011, June 1, 2016, June 1, 2021 and upon certain specified corporate transactions.
This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations; healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation reform Act of 1995. Risk factors that could cause actual results to differ are discussed in our Report on Form 10-K for the year ended December 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

6050 Oak Tree Boulevard, South · Suite 500 · Cleveland, OH 44131 · Phone (216) 447-9000 · Fax (216) 447-9007